Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NexCen Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-91369, 333-52220, 333-128062, 333-52222, 333-139078) on Form S-8 and (Nos. 333-137365, 333-142631, 353-149026) on Form S-3 of NexCen Brands, Inc. and subsidiaries (formerly Aether Holdings, Inc.) of our reports dated March 20, 2008, with respect to the consolidated balance sheets of NexCen Brands, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of NexCen Brands, Inc.

Our report dated March 20, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that NexCen Brands, Inc. did not maintain effective internal control over financial reporting as of December 31, 2007, because of material weaknesses related to the following: the Company did not maintain a sufficient number of accounting and financial reporting personnel; the Company’s personnel did not have an appropriate level of technical expertise in U.S. generally accepted accounting principles (US GAAP); the design and implementation of the Company’s controls over the completeness and accuracy of accrued liabilities were not effective as of December 31, 2007.

The Company acquired Bill Blass Holding, Co., Inc., MaggieMoo’s International, LLC, Marble Slab Creamery, Inc., the Waverly, Gramercy, and Village Brands, Pretzel Time Franchising, LLC and Pretzelmaker Franchising, LLC (“acquired entities”) during 2007, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, the acquired entities’ internal control over financial reporting associated with total assets of $203.2 million (of which $193.1 million represents goodwill and intangible assets included within the scope of the assessment) and total revenues of $25.6 million included in the consolidated financial statements of NexCen Brands, Inc. and subsidiaries as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the acquired entities.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of NexCen Brands, Inc. and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statement of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. The material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2007 consolidated financial statements, and this report does not affect our report dated March 20, 2008, which expressed an unqualified opinion on those consolidated financial statements.

New York, New York
March 20, 2008